UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934*

Date of report (Date of earliest event reported): September 23, 2016 (September 21, 2016)

Vantage Drilling International

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address of principal executive offices) (Zip Code)

(281) 404-4700

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

*	The Company is not currently subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, but has agreed under the terms of a shareholders’ agreement and certain of its debt instruments to make filings voluntarily on Form 8-K.

Item 5.02.	Appointment of Certain Officers; Election of Directors; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Douglas G. Smith as Chief Financial Officer. On September 21, 2016, Douglas G. Smith stepped down from his position as the Company’s Chief Financial Officer and his employment with the Company was terminated.

Appointment of Thomas Cimino as Chief Financial Officer. On September 22, 2016, the Company appointed Thomas Cimino as the Company’s Chief Financial Officer.

Prior to joining the Company, from 2012 until most recently, Mr. Cimino, age 48, served as Chief Financial Officer at AEI Services, LLC, a company focused on power generation and distribution, natural gas transportation and services and gas distribution in the U.S. From 2007 until 2012, he served as Vice President and Controller at AEI Services.

Prior to joining AEI Services, LLC, from 2003 until 2007, Mr. Cimino served as Director - Global Capital Markets Group at Pricewaterhouse Coopers, where he provided capital markets advisory services to multi-national companies in the energy sector. His career has also included time at the United States Securities and Exchange Commission, Adidas America and KPMG, where he began his career.

Mr. Cimino received his Bachelor of Science degree in Accounting from The Pennsylvania State University and his Executive MBA from Rice University.

Mr. Cimino does not have any family relationships with any of the Company’s directors or executive officers, and he is not a party to any transactions listed in Item 404(a) of Regulation S-K.

On September 22, 2016, the Company entered into an employment agreement with Mr. Cimino (the “Employment Agreement”). The initial term of the Employment Agreement is two years, subject to automatic one-year renewals thereafter. The initial two-year term, and any subsequent annual renewal terms, may end earlier in accordance with the terms of the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Cimino will serve as the Company’s Chief Financial Officer with an annual base salary of $285,000, and, beginning with the Company’s 2017 fiscal year, will have the opportunity to earn an annual bonus based on his and/or the Company’s achievement of certain performance criteria established by the Compensation Committee of the Company’s Board of Directors. Mr. Cimino’s target annual bonus opportunity will be equal to 75% of his annual base salary (the “Target Annual Bonus”).

In connection with his appointment to the position of Chief Financial Officer, the Company intends to grant Mr. Cimino an initial equity-based compensation award consisting of restricted stock units (the “Initial Grant”). 70% of the Initial Grant will consist of 12,018 performance-based restricted stock units to acquire units of the Company’s stapled securities (the “Performance-Based Awards”) that vest based on the Company’s “total enterprise value” (as defined in the applicable award agreement) as measured on the first to occur of either (i) a “qualified liquidity event” (as defined in the applicable award agreement); or (ii) February 10, 2023. Upon certain terminations of employment, a portion of the Performance-Based Awards will remain eligible to vest based on future performance. The remaining 30% of the Initial Grant will consist of 5,151 time-based restricted stock units to acquire units of the Company’s stapled securities (the “Time-Based Awards”) that vest ratably on each of the first four anniversaries of February 10, 2016, subject to Mr. Cimino’s continuous employment with the Company through each applicable vesting date. Upon a qualified liquidity event, the unvested portion (if any) of the Time-Based Awards will vest.

If the Company terminates Mr. Cimino’s employment without “cause” or if Mr. Cimino resigns his employment for “good reason” (as those terms are defined in the Employment Agreement, and in either case, a “Qualifying Termination”), Mr. Cimino will be eligible to receive an amount equal to one times the sum of (i) his annual base salary plus (ii) his Target Annual Bonus, payable in equal installments over a one-year period following the termination date. In the event of an “anticipatory termination” within six months prior to a “change of control” (each as defined in the Employment Agreement) or a Qualifying Termination within two years following a change of control, Mr. Cimino will be eligible to receive one year of outplacement assistance and an amount equal to one times the sum of (i) his annual base salary plus (ii) his “average bonus amount” (as defined in the Employment Agreement, and which generally means the average of any annual bonuses paid or payable during the three-year period prior to occurrence of the change of control (but no less than his target annual bonus for any such year)). In the event of Mr. Cimino’s death or “disability” (as defined in the Employment Agreement), he will be eligible to receive a pro-rated annual bonus, based on the actual achievement of the applicable performance criteria, and pro-rated for the number of days Mr. Cimino was employed with the Company during the Company’s applicable fiscal year. In order to receive any of the severance benefits described above, Mr. Cimino must execute a valid release of claims in favor of the Company.

Pursuant to the Employment Agreement, Mr. Cimino has agreed to indefinite confidentiality and non-disparagement obligations. The Employment Agreement also provides that Mr. Cimino will not compete with the Company or solicit the Company’s customers or employees, in any case during his employment or for a period of one year thereafter. This period increases to two years in the case of Mr. Cimino’s retirement from the Company.

The foregoing description is qualified in its entirety by reference to the full text of the Employment Agreement and the award agreements applicable to the Initial Grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2016

VANTAGE DRILLING INTERNATIONAL

/s/ Douglas E. Stewart
Douglas E. Stewart Vice President, General Counsel and Corporate Secretary